September 2007	Pricing Sheet dated September 21, 2007 relating to
Preliminary Pricing Supplement No. 362 dated August 28, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Participation Securities due October 6, 2010
Based on the Performance of the SEVENS® Index
PRICING TERMS – SEPTEMBER 21, 2007
Issuer:		Morgan Stanley
Aggregate principal amount:		$1,050,000
Underlying index:
The SEVENS® Index
The index methodology is designed to take advantage of the historical seasonal return pattern of the S&P 500® Index by providing 2:1 exposure to the S&P 500® Index during the seven month period from October 1 through April 30 of each year and 0% exposure to the S&P 500® Index from May 1 through September 30 of each year and investing in cash during the latter period.

Issue price:		$10 (see “Commissions and issue price” below)
Stated principal amount:		$10
Pricing date:		September 21, 2007
Original issue date:		September 28, 2007 (5 business days after the pricing date)
Maturity date:		October 6, 2010
Payment at maturity (per security):		The securities will pay at maturity an amount equal to the redemption amount.
Redemption amount:		$10 x (1 + index performance)
The redemption amount will not be less than $0.
Index performance:
(final index value – initial index value) / initial index value
The index performance will be positive if the index value has increased over the term of the securities and negative if the index value has decreased over the term of the securities.

Initial index value:		The closing value of the SEVENS Index on September 28, 2007
Final index value:		The closing value of the SEVENS Index on the valuation date
Valuation date:		September 30, 2010
CUSIP:		617475488
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security	$10	$0.10	$9.90
	Total	$1,050,000	$10,500	$1,039,500
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.95 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
If you continue to hold your securities, we will pay the brokerage firm through which you hold your securities additional commissions following the first and second anniversaries of the issuance of the securities.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“SEVENS®”  is a registered trademark of UBS AG.  The SEVENS Index is a proprietary index and the exclusive property of UBS AG and is calculated and published by Standard & Poor’s® Corporation, which we refer to as S&P.  We will have received the consent of UBS AG and S&P to use and refer to the SEVENS Index in connection with the securities as of the issue date of the securities.  “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “S&P 500® Index” are trademarks of S&P and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by UBS AG or S&P, and UBS AG and S&P make no representation regarding the advisability of investing in the securities.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 362 dated August 28, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.